Exhibit (n) under Form N-1A
                               Exhibit (99) under Item 601/Reg. S-K



                          BBH FUND, INC.

  Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

                          August 6, 2002

      This Amended and Restated Multiple Class Plan (the "Plan") has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), by BBH Fund, Inc. (the "Corporation") with respect to each of its series, whether now existing or hereafter established (each, a "Series", and collectively, the "Series").1 The Plan sets forth the provisions relating to the establishment of multiple classes of shares of such Series of the Corporation as may be determined from time to time by the Board of Directors of the Corporation, as follows:

I.         The Multi-Class Structure

      A. Establishment and designation of Classes. The Board of Directors of the Corporation may from time to time classify or reclassify all or a portion of the Corporation's existing authorized shares of capital stock, par value $.001 per share, as one or more separate classes of shares of one or more Series (each, a "Class", and collectively, the "Classes"). As of the date set forth above, the Corporation has established three Classes designated as "Class A" (retail class with front-end load), "Class N" (retail class with no front-end load) and "Class I" (institutional class), respectively. The Series with respect to which these Classes have been established, and the specific designations thereof, are set forth in Appendix A (which may be amended from time to time in accordance with Section II.B.1.).

      B. General features. Class N shares and Class I shares are each sold at net asset value per share without the imposition of an initial sales charge or a contingent deferred sales charge (subject to any applicable investment minimum, account size and other purchase requirements, as set forth in the prospectus of each Series offering such shares). Neither Class is subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 under the Act.

      Class A shares are sold at net asset value per share plus an initial sales charge (and are also subject to any applicable investment minimum, account size and other purchase requirements, as set forth in the prospectus of each Series offering such shares). Class A shares are also subject to distribution fees payable under a Rule 12b-1 Distribution Plan, as more particularly set forth in Appendix A.

      C.   Additional features.

           1. Voting. Each Class has (a) exclusive voting rights on any matter submitted to shareholders that relates solely to the distribution, shareholder servicing or particular expense arrangements affecting that Class; and
      (b) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. Class A shareholders and the shareholders of any other Class subject to a distribution or other plan pursuant to Rule 12b-1 under the Act have exclusive voting rights with respect to the adoption of the plan by their respective Series. Each Class bears the costs and expenses associated with conducting a shareholder meeting for matters relating only to that Class.

           2. Allocation of expenses and income: The gross income and capital gains of each Series are allocated to each Class thereof on the basis its net asset value relative to the net asset value of the Series. Expenses attributable to a particular Class are allocated to that Class, consistent with applicable provisions of the Act and the Internal Revenue Code of 1986, as amended. As of the date set forth above, Class A and Class N shares are subject to shareholder servicing, eligible institution and/or financial intermediary fees of 0.25% of their average daily net asset value. Class I shares are not subject to such fees. Expenses may be waived or reimbursed by any service provider to the Series without the prior approval of its Board of Directors.

           3. Exchanges: Shares of a given Class may be exchanged for shares of the same Class of another Series, subject to any applicable limitations in the registration statement relating to each Series.

           4.   Conversions:  No Class has a conversion feature.

           5. Other: Each Class may have such other features relative to each other Class as are set forth in the current registration statement relating to each Series.

II.   Board review and approval

      A. Initial approval. This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Directors of the Corporation and (b) those of the Directors who are not "interested persons" (as such term may be from time to time defined under the Act) of the Corporation (the "Independent Directors"). In approving the Plan, the Board must find that the Plan, as proposed to be adopted, including any expense allocation contemplated herein, is in the best interests of each Class individually and each Series of the Corporation as a whole.

      B.   Amendments.

           1. Establishment and designation of additional Series and Classes. Appendix A hereto may be modified to reflect the establishment by the Board of Directors of one or more additional Series or Classes (subject to the requirements of the Corporation's Charter and/or applicable law) and the adoption by the Board, on behalf of such Series and/or Classes, of this Plan.

           2. Material amendments. A material amendment to this Plan shall not be effective unless it is approved by the Board of Directors in the same manner as is provided for approval of this Plan in the preceding paragraph (including the specific findings described therein). In considering whether to approve any proposed amendment to the Plan, the Board shall request and evaluate such information as may be reasonably necessary to evaluate the Amendment. Such information shall address the issue of whether any waivers or reimbursements of one or more service providers to the affected Series could be considered a cross-subsidization of one Class by another, and other potential conflicts of interest involving one or more Classes.

      C. Periodic review. The Board of Directors of the Corporation shall review this Plan as frequently as it considers necessary, consistent with applicable legal requirements.
Without limiting the generality of the foregoing, the Board of Directors may determine at some future time that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a given Class are appropriate and amend this Plan accordingly (subject to the authority conveyed to the Board and any applicable limitations under the Corporation's Charter and/or applicable law).







                                         APPENDIX A

                          BBH FUND, INC.

       Designations of Series Offering Multiple Classes of Shares


      The Series of BBH Fund, Inc. having multiple classes of shares as of the date set forth on the first page of this Plan, and the specific designations thereof, are as follows:

I.
II.   BBH Inflation-Indexed Securities Fund - Class A2
III.  BBH Inflation-Indexed Securities Fund - Class N
IV.   BBH Inflation-Indexed Securities Fund - Class I

V.    BBH Tax-Efficient Equity Fund - Class N
VI.   BBH Tax-Efficient Equity Fund - Class I

      BBH International Equity Fund - Class N
      BBH International Equity Fund - Class I

      BBH Broad Market Fixed Income Fund - Class N
      BBH Broad Market Fixed Income Fund - Class I

      BBH High Yield Fixed Income Fund - Class N
      BBH High Yield Fixed Income Fund - Class I





1 This Plan was initially adopted by the Corporation's Board on February 20, 2001.
2 Class A shares of BBH Inflation-Indexed Securities Fund are subject to an annual Rule 12b-1 distribution fee of 0.30% of the average daily net assets attributable to that Class.